EXHIBIT 3.1

AMENDED BYLAWS PROVISIONS

UNITED INDUSTRIAL CORPORATION

(a Delaware corporation)

ARTICLE III

BOARD OF DIRECTORS

SECTION 9.  Notice of Meetings.  Notice need not be given of regular meetings of the Board held at times and places fixed by resolution of the Board or of any adjourned meeting thereof.  Notice of each special meeting of the Board shall be given by: (1) overnight delivery service or mailed to each director, in either case addressed to such director at such director’s residence or usual place of business, at least two days before the day on which the meeting is to be held, or (2) shall be sent to such director at such place by fax or other method of electronic transmission, including email, or be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting other than for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.  Every such notice shall state the time and place but need not state the purpose of the meeting.

SECTION 10.  Organization.  At all meetings of the Board, the Chairman, if any, or if none or in the Chairman’s absence or inability to act, the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence or inability to act, a chairman chosen by the directors, shall preside.  The Secretary or Assistant Secretary of the Corporation shall act as secretary at all meetings of the Board when present, and, in the Secretary’s and Assistant Secretary’s absence, the presiding officer may appoint any person to act as secretary.

ARTICLE IV

COMMITTEES OF THE BOARD OF DIRECTORS

SECTION 2.  Procedure; Meetings; Quorum.  Regular meetings of committees of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof.  Special meetings of any committee of the Board shall be called at the request of a majority of the members thereof.  Notice of each special meeting of any committee of the Board shall be given by: (1) overnight delivery service or mailed to each member, in either case addressed to such member at such member’s residence or normal place of business, at least two days before the day on which the meeting is to be held, or (2) shall be sent to such members at such place by fax or other method of electronic transmission, including email, or be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any member who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting other than for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.  Any special meeting of any committee of the Board shall be a legal meeting without any notice thereof having been given, if all members thereof shall be present thereat.  Notice of any adjourned meeting of any committee of the Board need not be given.  Any committee of the Board may adopt such rules and regulations not inconsistent with the provisions of the law, the Certificate or these Bylaws for the conduct of its meetings as such committee of the Board may deem proper.  A majority of the members of any committee of the Board shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee.  Each committee of the Board shall keep written minutes of its proceedings and shall report on such proceedings to the Board.